Exhibit 99.3

CONSENT TO BE NAMED

I hereby confirm my consent to being named as a person who will become a director of Polaryx Therapeutics, Inc. (the “Company”), in the Registration Statement on Form S-1, including any all amendments and post-effective amendments thereto and any amendments filed under Rule 462(b) increasing the number of shares for which registration is sought (collectively, the “Registration Statement”), relating to the proposed direct listing of the Company’s common stock. This consent may be filed as an exhibit to the Registration Statement.

DATED: November 18, 2025

/s/ Francis A. Braun
Name:	Francis A. Braun